Consent of Independent Registered Public Accounting Firm

The Board of Trustees of
City National Rochdale Funds

We consent to the use of our report dated November 27, 2013, with respect to the financial statements of the Diversified Equity Fund and U.S. Core Equity Fund, each a series of the City National Rochdale Funds (formerly, CNI Charter Funds) as of September 30, 2013, incorporated by reference into the Statement of Additional Information to the Combined Prospectus and Proxy Statement, and to the reference to our firm under the heading “Financial Highlights and Financial Statements” in the Combined Prospectus and Proxy Statement included in this Form N-14 Registration Statement.

/s/ KPMG LLP

Philadelphia, Pennsylvania
January 10, 2014